17

                                    EXHIBIT D

                               STOCK PURCHASE AND
                            OPTION EXERCISE AGREEMENT
                            -------------------------


          This Stock Purchase and Option Exercise Agreement (this "Agreement") is dated as of December 30, 1996 and is made by and between BankAmerica Capital Corporation, a Delaware corporation and successor to Continental Illinois Equity Corporation ("BACC"), and ELX Limited Partnership, a Delaware limited partnership (the "Company").

                              W I T N E S S E T H:

          WHEREAS, pursuant to the terms of that certain Stock and Note Purchase Agreement dated as of January 23, 1990 (the "Stock and Note Purchase Agreement") by and among The Airlie Group L.P., a Delaware limited partnership ("Airlie"), Milley & Company, a Delaware corporation ("Milley"), ELXSI Corporation, a Delaware corporation ("ELXSI"), and BACC, BACC purchased from Airlie 5,510,000 shares of ELXSI's Common Stock, $.001 par value per share (the "Shares");

          WHEREAS, ELXSI affected a 25 to 1 reverse stock split in May, 1992, thereby reducing the Shares to 220,400;

          WHEREAS, pursuant to the terms of that certain Option Agreement dated as of January 23, 1990 (the "Option Agreement") between BACC and the Company, BACC granted to the Company an option to purchase from BACC 110,200 shares (after giving effect to the reverse stock split mentioned above) of ELXSI's Common Stock, $.001 par value per share (the "Option Shares"), at a purchase price of $3.125 per share (after giving effect to the reverse stock split mentioned above);

          WHEREAS, the Company desires to exercise the Option and purchase from BACC the Option Shares on the terms and conditions set forth herein; and

          WHEREAS, the Company desires to purchase from BACC and BACC desires to sell to the Company the remaining 110,200 Shares owned by BACC on the terms and conditions set forth herein;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, and for other good and valuable consideration the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

          1. Definitions. Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Option Agreement.



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          2.   Extension of Option Period. The Company and BACC hereby agree that the termination date of the Option as set forth in Section 1 of the Option Agreement is hereby amended to be "December 31, 1996".

          3. Option Exercise; Purchase of Option Shares. The Company hereby exercises the Option and agrees to pay to BACC on the date of this Agreement in immediately available funds by wire transfer to an account specified by BACC in writing the aggregate exercise price of Three Hundred Forty-Four Thousand Three Hundred Seventy- Five Dollars ($344,375.00) (the "Option Exercise Price"). BACC agrees to deliver the certificate evidencing the Option Shares to the Company within 5 business days from the date hereof, together with such instruments of transfer as the Company may reasonably request.

          4. Purchase of 110,200 Shares. The Company agrees to pay BACC on the date of this Agreement in immediately available funds by wire transfer to an account specified in writing by BACC the amount of Five Hundred Sixty-Four Thousand Seven Hundred Seventy-Five Dollars ($564,775.00) (the "Purchase Price"). BACC agrees to deliver the certificate evidencing the 110,200 Shares to the Company within 5 business days from the date hereof, together with such instruments of transfer as the Company may reasonably request.

          5. (a) Representations and Warranties of the Company. As a material inducement to the execution by BACC of this Agreement, the Company hereby represents and warrants to BACC as follows:

                    (i) The Company has all requisite power and authority (partnership and otherwise) to execute, deliver and perform its obligations under this Agreement.

                    (ii) The execution, delivery and performance by the Company of this Agreement does not and will not (i) violate any provisions of any law, rule, regulation, order, writ, judgment, decree, determination or award having applicability to the Company or (ii) conflict with or result in a breach of or constitute a default under the partnership agreement of the Company or any indenture, loan agreement or any other agreement or instrument to which the Company is a party or by which the Company or any of its properties may be bound or affected.

                    (iii) The execution and delivery of this Agreement have been duly authorized by the Company and no other proceedings on the part of the Company are necessary to authorize this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other similar laws affecting the enforcement of creditors' rights generally and to general equitable principles.

                    (iv) The Company: (A) has sufficient knowledge, experience and sophistication to enable it to properly and fully evaluate and understand the merits and risks associated with its purchase of the Shares hereunder, and (B) has, prior to


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                                                                             19

         the date hereof, received all information concerning ELXSI requested by it, and had the opportunity to ask questions and receive answers concerning the same. The Company is acquiring the Shares for investment only and with no present intention of distributing or reselling such Shares or any part thereof in any transaction that would constitute a "distribution" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company understands that the Shares have not been registered under the Securities Act or any state securities laws and may not be sold or transferred except in compliance therewith or pursuant to an exemption thereunder and is being transferred to the Company, in part, in reliance on the foregoing representations and warranties.

                  (b) Representations and Warranties of BACC. As an inducement to the execution by the Company of the Agreement, BACC hereby represents and warrants to the Company as follows:

                         (i) BACC has all requisite power and authority (corporate and otherwise) to execute, deliver and perform its obligations under this Agreement.

                         (ii) The execution and delivery of this Agreement have been duly authorized by BACC. This Agreement constitutes the legal, valid and binding obligation of BACC, enforceable against BACC in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other similar laws effecting the enforcement of creditors' rights generally and to general equitable principles.

                         (iii) BACC: (A) has sufficient knowledge, experience and sophistication to enable it to properly and fully evaluate and understand the merits and risks associated with its sale of the Shares hereunder, (B) is an "accredited investor" (as such term is defined in Rule 5.01(a) of Regulation D of the Securities Act), and (C) has, prior to the date hereof, received all information concerning ELXSI requested by it, and had the opportunity to ask questions and receive answers concerning the same.

          6. Assignment of Registration Rights. In consideration the sale by BACC of the Shares to the Company, BACC hereby assigns to the Company all of its rights with respect to the Shares under that certain Amended and Restated Registration Rights Agreement, dated as of January 23, 1990, by and among the ELXSI, Airlie, Milley and BACC.

          7. Waiver of Exercise Conditions. In consideration of the sale by BACC of the Shares to the Company, BACC and the Company hereby waive the requirements of Section 3 of the Option Agreement, including, without limitation, notice to BACC of the exercise of the Option and the simultaneous exercise of the Airlie Option.

          8. Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement.


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                                                                             20


          9. Notices. All notices and other communications shall be in writing and shall be delivered by reputable overnight courier or first-class mail, postage prepaid, to the Company or BACC at the respective addresses set forth on the signature page hereto or to such other address as one party may have furnished to the others in writing.

          10. Assignment. This Agreement may not be assigned without the prior written consent of the parties hereto.

          11. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws (excluding choice or conflicts of laws rules) of the State of Illinois.

          12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which taken together constitute one instrument.

                                             ELX LIMITED PARTNERSHIP

                                             By: _______________________________
                                             Name:______________________________
                                             Title:_____________________________

                                             Address:
                                             4209 Vineland Road
                                             Suite J-1
                                             Orlando, Florida 32811
                                             Attention: Alexander M. Milley



                                             BANKAMERICA CAPITAL CORPORATION

                                             By: _______________________________
                                             Name:______________________________
                                             Title:_____________________________

                                             Address:
                                             231 South LaSalle Street
                                             Chicago, Illinois 60697
                                             Attention: Middle Market I


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